EXHIBIT 21.
-----------

                          SUBSIDIARIES OF THE COMPANY
                          ---------------------------



Subsidiaries                                                  State of Organization
------------                                                  ---------------------
Southwest Bank of St. Louis                                   Missouri

         Louisville Realty Corporation                        Missouri

         RE Holding Company A                                 Missouri
         RE Holding Company B                                 Missouri
         RE Holding Company C                                 Missouri

         SWB Real Estate Investment Trust                     Missouri

Southwest Bank, Belleville                                    Illinois

Southwest Bank of Phoenix                                     Arizona

MVBI Capital Trust                                            Missouri

Mississippi Valley Capital Company                            Missouri